Exhibit 1

September 30, 2004

SK Telecom Co., Ltd.

99, Seorin-dong, Jongro-gu, Seoul
110-110, Korea

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited consolidated interim financial information of SK Telecom Co., Ltd. and its subsidiaries for the six months ended June 30, 2003 and 2004, as indicated in our report dated September 9, 2004 which report included an explanatory paragraph regarding the interim dividends of W1,000 per share totaling W73,614 million, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Form 6-K relating to the first half of 2004, is incorporated by reference in Registration Statements on Form F-3 (File Nos. 333-91034 and 333-99073) of SK Telecom Co., Ltd.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLC
Deloitte & Touche LLC/HANA, a member firm of Deloitte Touche Tohmatsu
Seoul, Korea